Exhibit 10.12
Execution Version
EMPLOYMENT AGREEMENT — SCOTTI
THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as dated as of May _____, 2010, is by and among ImaRx Therapeutics, Inc., a Delaware corporation (the “Purchaser”); Sycamore Films, Inc., a Nevada corporation (the “Subsidiary,” and collectively with the Purchaser, the “Companies,” and each individually, the “Company”) and Donald J. Scotti (the “Employee”).
RECITALS
WHEREAS, the Purchaser and the Employee are parties to (1) that certain Agreement and Plan of Merger, dated as of March 17, 2010 (the “Merger Agreement”; the terms defined therein being used herein as therein defined) by and among the Purchaser, the Subsidiary, the Target, JRT and Red Cat (collectively, “Sellers”), and Takats and the Employee (collectively, “Target Shareholders”), pursuant to which the Target merged with and into the Subsidiary, and the Subsidiary became the Surviving Corporation (the “Merger”); and (2) that certain Agreement for the Purchase and Sale of Stock, dated as of March 17, 2010 (the “Stock Exchange Agreement”), whereby the Surviving Corporation became a wholly owned subsidiary of the Purchaser (the “Acquisition,” and collectively with the Merger, the “Transaction”).
WHEREAS, prior to the Transaction, the Employee was the holder of 100% of the shares of issued and outstanding common stock of Red Cat, and Red Cat was the holder of 50% of the shares of issued and outstanding common stock of the Target;
WHEREAS, prior to the Transaction, the Employee served as the President and the Secretary of the Target;
WHEREAS, as of the Closing of the Merger, the Employee shall be one of no more than seven (7) directors on the Purchaser’s Board of Directors, and one of five (5) directors on the Surviving Board;
WHEREAS, the Companies wish to employ the Employee, and the Employee wishes to be employed by the Companies, on the terms and conditions contained in this Agreement effective upon the Closing of the Merger; and
WHEREAS, the execution of this Agreement is a condition precedent to the Employee’s, the Sellers’ and the Target’s duty to perform under the Merger Agreement and the Stock Exchange Agreement;
NOW, THEREFORE, in consideration of the mutual covenants and agreements in this Agreement, the receipt and sufficiency of which are hereby acknowledged, it is agreed by and among the Employee and the Companies as follows:

AGREEMENT
1. Employment.
a. Position. Subject to the terms and conditions of this Agreement, during the Term of Employment (as defined in Section 2 of this Agreement), the Purchaser shall employ the Employee as the President of the Purchaser and the Subsidiary, and the Employee agrees to serve as the President of the Purchaser and the Subsidiary.
b. Duties. During the Term of Employment, the Employee shall:
i. devote the Employee’s entire productive time, skills, experience and attention to the business of each Company, and ensure that the Employee is not at any time engaged in conduct that would interfere with the performance by the Employee of the Employee’s duties under this Agreement or which would constitute a conflict with the interests of each Company; and
ii. well and faithfully serve each Company and carry out those responsibilities as are necessary to perform the functions associated with the Employee’ s position; and
iii. use the Employee’s best efforts while performing the Employee’s responsibilities to promote the success of the business of each Company and act at all times in the best interests of each Company;
iv. at all times comply with the policies and standards established by each Company’s Board of Directors; and
v. not engage in any other business duties or pursuits, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, that would interfere with the services of the Employee pursuant to this Agreement, without the prior written consent of the Company’s Boards of Directors; provided, however, the expenditure of reasonable amounts of times for educational, charitable, or professional activities shall not be deemed a breach of this Agreement, if those activities do not materially interfere with the services required pursuant to this Agreement and shall not require the prior written consent of the Company’s Boards of Directors; provided, further, however, that these provisions shall not prohibit the Employee from making passive personal investments or conducting private business affairs, if those affairs do not materially interfere with the services of the Employee required pursuant to this Agreement.
2. Term.
a. This Agreement and the Employee’ s employment hereunder shall become effective at the Closing Date of the Merger and shall continue until the earliest of: (i) an election by the Employee or the Purchaser to terminate this Agreement after the three (3) year anniversary of the Effective Time of the Merger, (ii) the mutual agreement to terminate this

Agreement by the Purchaser and the Employee; or (iii) any termination of this Agreement pursuant to Section 4 of this Agreement (the “Term of Employment”).
b. The Companies and the Employee understand and agree that, if Employee’s employment shall not have been terminated after the three (3) year anniversary of the Effective Time of the Merger, the Employee shall continue to be employed as an “at-will” employee of each Company pursuant to the terms and subject to the conditions of this Agreement.
3. Remuneration.
a. Base Compensation. During the Term of Employment and any extension thereof pursuant to Section 2.b. of this Agreement, the Purchaser shall pay to the Employee as compensation for the performance of the Employee’s duties herein for both Companies a salary at the rate of $200,000 per annum (the “Base Salary”), payable in accordance with the Purchaser’s regular payroll procedures, but, in any event, in no fewer than twelve (12) equal monthly installments. The Employee and the Purchaser agree that such salary shall be reviewed annually and may be otherwise increased from time to time by the Purchaser, and such revised annual salary shall be referred to hereinafter as the “Base Salary.”
b. Bonus Compensation. In addition to the Base Salary, the Employee shall be entitled to an annual bonus payment equal to four percent (4%) of the net profits of the Companies on a consolidated basis for each fiscal year of the Purchaser in excess of $5,000,000 (the “Bonus Compensation”), payable at the end of such fiscal year.
c. Benefits. During the Term of Employment, the Employee shall be entitled to participate in all of the benefit plans available for employees of the Companies in effect from time to time, in accordance with the terms of the formal plan documents, including medical, dental, group life and disability plans, as of and with effect from the Closing Date. The Employee’ s years of service with Target prior to the Closing Date shall be counted as years of service with each Company for purposes of eligibility and vesting (other than vesting with respect to any equity-based compensation). Without limiting the generality of the foregoing, the Purchaser shall include the Employee in a health insurance plan that is comparable to the Aetna insurance plan maintained by the Target prior to the Merger.
d. Stock Option Plans. During the Term of Employment, the Employee shall be entitled to participate in all of the stock option plans available for employees of the Companies in effect from time to time, in accordance with the terms of the formal plan documents as of and with effect from the Closing Date.
e. Vacation. The Employee shall be entitled to six (6) weeks of paid vacation per year. To the extent accrued vacation time is unused in any given year, it may be carried over in accordance with the policies of the Purchaser then in effect. At the end of the Term of Employment and any extension thereof pursuant to Section 2(b) of this Agreement, the Purchaser shall compensate the Employee for any unused vacation time.
f. Expenses. Each Company shall reimburse the Employee for all out-of-pocket expenses and other disbursements actually and properly incurred by the Employee in connection with the Employee’ s duties hereunder or otherwise properly incurred by the Employee for and on behalf of each respective Company, upon presentation of reasonably acceptable evidence of the Employee having incurred such expenses and disbursements.
g. Automobile. During the first six months of the Term of Employment, the Purchaser shall provide the Employee with an automobile allowance of $750.00 per month, and following the first six months of the Term of Employment, an automobile allowance of $1,500.00 per month, which allowance shall include the cost of insurance, maintenance and repair of Employee’s personal automobile.
4. Termination.
a. Termination by Purchaser for Cause. The Purchaser may, during the Term of Employment, terminate this Agreement and discharge the Employee for Cause (as defined herein), whereupon the respective rights and obligations of the parties hereunder shall terminate; provided, however, that the Company shall immediately pay the Employee any amount due and owing pursuant to Section 3 prorated to the date of termination. As used herein, the term “Cause” shall refer to the termination of the Employee’s employment as a result of any one of the following: (i) any conviction of, or pleading of nolo contendere or guilty by, the Employee for any misdemeanor involving moral turpitude which if committed at the work place or in connection with employment would have constituted a material violation of either Company’s policy or a felony; (ii) any willful misconduct of the Employee which has a materially injurious effect on the business or reputation of either Company; or (iii) the gross dishonesty of the Employee which has a materially injurious effect on the business or reputation of either Company. For purposes of this Section 4.a, no act or failure to act, on the part of the Employee, shall be considered “willful” if it is done, or omitted to be done, by the Employee in good faith or with reasonable belief that his action or omission was in the best interest of either Company. The Employee shall have the opportunity to cure any such acts or omissions (other than item (i) above) within thirty (30) days of the Employee’s receipt of a notice from the Company finding that, in the good faith opinion of the Company, the Employee is guilty of acts or omissions constituting “Cause.”
b. Termination Without Cause. Anything in this Agreement to the contrary notwithstanding, the Purchaser shall not have the right, at any time during the Term of Employment and any extension thereof pursuant to Section 2(b) of this Agreement, in its sole discretion, to terminate this Agreement and discharge the Employee “without Cause”.
c. Termination for Death or Disability. The Employee’s employment shall terminate automatically upon the Employee’s death during the Term of Employment. If the Purchaser determines in good faith that the Disability (as defined below) of the Employee has occurred during the Term of Employment, it shall give written notice to the Employee of its intention to terminate his employment. In such event, the Employee’s employment with the Purchaser shall terminate effective on the 30th day after receipt of such notice by the Employee, unless within the thirty (30) days after such receipt, the Employee shall have returned to full-time performance of his duties. The term “Disability” shall mean the absence of the Employee from the Employee’s duties with the Companies on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative.
d. Termination by Employee without Good Reason. Anything in this Agreement to the contrary notwithstanding, the Employee shall have the right, at any time during the Term of Employment in his sole discretion, to terminate this Agreement and his employment without Good Reason (i.e., prior breach by the Purchaser or Purchaser’s failure to provide adequate financial or personnel support to the activities of Employee) upon not less than ninety (90) days prior written notice to the Purchaser. In the event the Employee voluntarily terminates his employment hereunder other than for Good Reason, the respective rights and obligations of the parties hereunder shall terminate; provided, however, that the Purchaser shall immediately pay the Employee any amount due and owing pursuant to Section 3 of this Agreement, prorated to the date of termination.
5. Non-Competition. During the Term of Employment, the Employee shall not, without Purchaser prior written consent, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, member, manager, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in any competition in any manner whatsoever with the business of the Purchaser or the Surviving Corporation. During the Term of Employment and for a period of one year after termination of the Term of Employment, the Employee shall not, directly or indirectly, solicit, hire, recruit, or encourage any employee of the Companies to leave the service of the Companies; provided, however, that if the Purchaser or the Surviving Corporation breaches any term, condition or covenant in favor of Scotti, Takats, Red Cat, or JRT, the provisions of this Section 5 shall be null and void.
6. Parachute Tax Indemnity.
a. Gross-Up Payment.
i. If it shall be determined that any amount paid, distributed or treated as paid or distributed by the Purchaser to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any stock option agreement between the Employee and the Purchaser or otherwise, but determined without regard to any additional payments required under this Section 6) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the “Excise Tax”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including without limitation, any income taxes (including any interest or penalties imposed with respect thereto) and Excise Tax imposed on the Gross up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
ii. The determinations of whether and when a Gross-Up Payment is required under this Section 6 shall be made by independent tax counsel (the “Tax Counsel”) based on its good faith interpretation of applicable law. The amount of such Gross-Up Payment and the valuation assumptions to be utilized in arriving at such determination shall be made by an independent nationally recognized accounting firm (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Purchaser and the Employee within 15 business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Purchaser. The Tax Counsel and Accounting Firm shall be appointed by the Purchaser after consultation in good faith with the Employee and subject to the approval of the Employee (which approval shall not be unreasonably withheld). All fees and expenses of any Tax Counsels and Accounting Firms referred to above shall be borne by the Purchaser. Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by the Purchaser to the Employee within ten (10) days of the receipt of the Accounting Firm’s determination. Any determinations by the Tax Counsel and Accounting Firm shall be binding upon the Purchaser and the Employee, provided, however, if it is later determined that there has been an underpayment of Excise Tax and that the Employee is required to make an additional Excise Tax payment(s) on any Payment or Gross-Up Payment, the Purchaser shall provide a similar full gross up on such additional liability.
iii. For purposes of any determinations made by any Tax Counsel and Accounting Firm acting under Section 6.a.ii.:
(A) All Payments and Gross Up Payments with respect to the Employee shall be deemed to be “parachute payments” under Section 280G(b) (2) of the Code and to be “excess parachute payments” under Section 280G(b) (1) of the Code that are fully subject to the Excise Tax under Section 4999 of the Code, except to the extent (if any) that such Tax Counsel determines in writing in good faith that a Payment in whole or in part does not constitute a “parachute payment” or otherwise is not subject to Excise Tax;
(B) The value of any non-cash benefits or deferred or delayed payments or benefits shall be determined in a manner consistent with the principles of Section 280G of the Code; and
(C) The Employee shall be deemed to pay federal, state and local income taxes at the actual maximum marginal rate applicable to individuals in the calendar year in which the Gross-Up Payment is made, net of any applicable reduction in federal income taxes for any state and local taxes paid on the amounts in question.
b. Claims and Proceedings. The Employee shall notify the Purchaser in writing of any Excise Tax claim by the Internal Revenue Service (or any other state or local taxing authority) that, if successful, would require the payment by the Purchaser of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than twenty (20) business days after the Employee is informed in writing of such claim and shall apprise the Purchaser of the nature of such claim and the date on which such claim is to be paid. The Employee shall not pay such claim prior to the expiration of the 30 day period following the date on which it gives such notice to the Purchaser (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Purchaser notifies the Employee in writing prior to the expiration of such period that it desires to contest such Excise Tax claim, the

Employee shall: (i) give the Purchaser any information reasonably requested by the Purchaser relating to such claim; (ii) take such action in connection with contesting such claim as the Purchaser shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Purchaser after consultation in good faith with the Employee and subject to approval by the Employee (which approval shall not be unreasonably withheld) under the circumstances set forth in Section 6.a; (iii) cooperate with the Purchaser in good faith in order to effectively contest such claim; and (iv) permit the Purchaser to participate in any proceeding relating to such claim; provided, however, that the Purchaser shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expense. Without limitation of the foregoing provisions of this Section 6, the Purchaser shall control the Excise Tax portion of any proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such Excise Tax claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the Excise Tax claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Purchaser shall determine. If the Purchaser directs the Employee to pay such Excise Tax claim and sue for a refund, the Purchaser shall advance the amount of such payment to the Employee, on an interest-free basis, and shall indemnify and hold the Employee harmless, on an after tax basis, from any Excise Tax or income tax (including interest and penalties) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, however, that any Purchaser-directed extension of the statute of limitations relating to payment of taxes for the Employee’s taxable year with respect to which such contested Excise Tax amount is claimed to be due shall be effective only if it can be and is limited to the contested Excise Tax liability.
c. Refunds. If, after the Employee’s receipt of an amount advanced by the Purchaser pursuant to this Section 6 for payment of Excise Taxes, the Employee files an Excise Tax refund claim and receives any refund with respect to such claim, the Employee shall (subject to the Purchaser’s complying with the requirements of this Section 6) except as provided below, promptly pay to the Purchaser the amount of any such refund of Excise Tax (together with any interest paid or credited thereon, but after any and all taxes applicable thereto), plus the amount (after any and all taxes applicable-thereto) of the refund (if any is applied for and received) of any income tax paid by the Employee with respect to and as a result of his prior receipt of any previously paid Gross-Up Payment indemnifying the Employee with respect to any such Excise Tax later so refunded. In the event Employee files for a refund of the Excise Tax and such request would, if successful, require the Employee to refund any amount to the Purchaser pursuant to this provision, then the Employee shall be required to seek a refund of the Income Tax portion of any corresponding Gross-Up Payment so long as such refund request would not have a material adverse effect on the Employee (which determination shall be made by independent tax counsel selected by the Employee after good faith consultation with the Purchaser and subject to approval of the Purchaser, which approval shall not be unreasonably withheld). If, after the Employee’s receipt of an amount advanced by the Purchaser pursuant to this Section 6, a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Purchaser does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.
7. Uniqueness of Employees Services. The services to be provided by the Employee pursuant to the provisions of the Agreement are of a special, unique, unusual, extraordinary, and intellectual character that gives those services a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, in addition to any other rights or remedies that the Companies may possess, to the extent permitted by applicable law, the Companies shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Agreement by the Employee.
8. Indemnification. The Companies shall indemnify and hold the Employee harmless from any and all liability or loss, damage, or injury to persons or property resulting from the negligence or misconduct of the Companies, or either of them.
9. Trade Secrets.
a. The parties acknowledge and agree that during the Term of Employment and in the course of the discharge of his duties hereunder, the Employee shall have access to and become acquainted with financial, personnel, sales, scientific, technical and other information regarding formulas, patterns, compilations, programs, devices, methods, techniques, operations, plans and processes that are owned by the Companies, actually or potentially used in the operation of the Companies’ businesses, or obtained from third parties under an agreement of confidentiality, and that such information constitutes the “Companies’ trade secrets.” The term “Companies’ trade secrets” shall not include (i) the knowledge and information acquired by the Employee before the Term of Employment, (ii) any information that has become generally available to the public other than as a result of disclosure by the Employee, nor (iii) any information made available to the Employee on a non-confidential basis from any person other than the Companies, unless such source was bound by a confidentiality agreement with the Companies.
b. During the Term of Employment and for two years thereafter, the Employee shall not misuse, misappropriate, or intentionally disclose in writing, orally or by electronic means, any Companies’ trade secrets to any other person, except as may be required in the course of his employment or otherwise required by law, court order, subpoena, stock exchange or association, governmental agency, or regulatory body.
c. The Employee shall not engage in sale or unauthorized use or disclosure in writing, orally or by electronic means, of any of Companies’ trade secrets obtained by the Employee during the course of his employment under this Agreement, including information concerning the Companies’ actual or potential work, services, or products, the facts that any such work, services, or products are planned, under consideration, or in production, as well as any descriptions thereof,.

d. All files, records, documents, drawings, specifications, equipment, software, and similar items whether maintained in hard copy or on line relating to the Companies’ businesses prepared by the Employee during the Term of Employment and within the scope of his employment are and shall remain exclusively the property of the Companies.
10. General Provisions.
a. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof.
b. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally or by commercial delivery service, or (ii) on the date of confirmation of receipt (or the next Business Day, if the date of confirmation of receipt is not a Business Day), if sent via facsimile (with confirmation of receipt), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

If to the Purchaser:	ImaRx Therapeutics, Inc. c/o Stoel Rives LLP 201 S. Main Street Suite 1100 Salt Lake City, Utah 84111-4904 Facsimile Machine: 801.578.6999 kjontiveros@stoel.com

If to the Surviving Corporation:	Sycamore Films, Inc. c/o Stepp Law Corporation 15707 Rockfield Boulevard Suite 101 Irvine, California 92618 Facsimile Machine: 949.660.9010 tes@stepplawgroup.com

With a copy to:	edwardsylvan@gmail.com terry.sylvan@gmail.com

If to the Employee:	Mitchell Silbergerg & Knopp LLP 11377 West Olympic Boulevard Los Angeles, California 90064 dkb@msk.com aek@msk.com

With a copy to:	don@sweetspotent.com

c. Governing Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the Laws of the State of California, as applied to agreements among California residents entered into and wholly to be performed within the State of California (without reference to any choice of law rules that would require the application of the Laws of any other jurisdiction).
d. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
e. Successors. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and his, her or its successors and permitted assigns and nothing in this Agreement express or implied is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
f. Counterparts. This Agreement may be executed by facsimile in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.
g. No waiver. No waiver, by conduct or otherwise, by any party of any term, provision, or condition of this Agreement, shall be deemed or construed as a further or continuing waiver of any such term, provision, or condition nor as a waiver of a similar or dissimilar condition or provision at the same time or at any prior or subsequent time.
h. Amendment. This Agreement may be amended, supplemented or modified only by an instrument in writing signed on behalf of the parties hereto.
i. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
[signature page to follow]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

“EMPLOYEE”

Donald Scotti

“PURCHASER”

IMARX THERAPEUTICS, INC.

By:
Name:
Title:

“SURVIVING CORPORATION” SYCAMORE FILMS, INC.

By:
Name:
Title: